Exhibit 99.1

Hewitt Associates, Inc. 100 Half Day Road Lincolnshire, IL 60069 Tel (847) 295-5000 Fax (847) 295-7634 www.hewitt.com	June 13, 2007

Argentina	Contact:	Investors: Genny Pennise, (847) 442-6793, genny.pennise@hewitt.com
Australia		Media: Jennifer Frighetto, (847) 442-7663, jennifer.frighetto@hewitt.com

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Netherlands

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Hewitt Associates Announces Intended Real Estate Restructuring

LINCOLNSHIRE, Ill. – As part of its previously announced restructuring program and in conjunction with an ongoing review of its real estate portfolio, Hewitt Associates, Inc., a global human resources services company, today announced its intention to consolidate facilities, and in some cases, exit certain properties. The actions are expected to result in a pretax charge of between $30 million and $45 million over the next two or three quarters, beginning in the fourth quarter of fiscal 2007. Ongoing analysis and decision-making may impact the amount and timing of the charges.

“This represents one element of our ongoing initiative to improve productivity and operational efficiency across the business,” said Russ Fradin, chairman and chief executive officer. “These actions will enable us to make smarter use of our space, which will provide greater flexibility in funding our productivity and growth initiatives, and position us for improved profitability going forward.”

Additional restructuring and asset impairment charges are likely, related to the continued review of the real estate portfolio, severance, and the renegotiation of certain HR BPO contracts.

About Hewitt Associates

With more than 65 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,300 organizations and administers human resources, health care, payroll and retirement programs on behalf of more than 340 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 24,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov) . Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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Hewitt Associates	2